EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE (in thousands, except per share amounts; unaudited)
                                                                    Three Months Year-To-Date Six Months
For the Periods Ended June 30, 1997 and 1996                      1997       1996       1997       1996
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NET INCOME:
Net income per consolidated income statements                   48,981     42,928     96,966     79,218
Subtract dividend requirement of preferred stock                     8          8         16         16
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NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)                 48,973     42,920     96,950     79,202
Add dividend requirement of preferred stock                          8          8         16         16
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NET INCOME FULLY DILUTED                                        48,981     42,928     96,966     79,218
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EARNINGS PER COMMON SHARE: PRIMARY                                0.42       0.37       0.84       0.68
EARNINGS PER COMMON SHARE: FULLY DILUTED                          0.42       0.37       0.83       0.68
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SHARES OUTSTANDING (AVERAGE):
Common shares                                                  114,903    114,019    114,763    113,892
Common equivalents (options)                                     3,394      2,703      3,353      2,757
Treasury shares                                                 (2,659)      (898)    (2,214)      (864)
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COMMON SHARES: PRIMARY (AVG)                                   115,638    115,824    115,902    115,785
Preferred shares: common equivalents                               277        290        277        292
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COMMON SHARES: FULLY DILUTED (AVG)                             115,915    116,114    116,179    116,077
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 27.3375 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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